                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 SCHEDULE 13G

                  Under the Securities Exchange Act of 1934
                            (Amendment No.  8  )*
                                          -----


                        AMERICAN GREETINGS CORPORATION
- --------------------------------------------------------------------------------
                               (Name of Issuer)


                            CLASS B COMMON SHARES
- --------------------------------------------------------------------------------
                        (Title of Class of Securities)


                                 026375-20-4
- --------------------------------------------------------------------------------
                                (CUSIP Number)

Check the following box if a fee is being paid with this statement /__/. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                       (Continued on following page(s))

                             Page 1 of  5   Pages
                                       ----

                                                                13G

   CUSIP No.   026375-20-4                                              Page  2   of  5   Pages
             -----------------
   1    Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

                IRVING I. STONE        SS#: ###-##-####

   2    Check the Appropriate Box if a Member of a Group*     (a) / /
                                                              (b) / /

   3    SEC USE ONLY

   4    Citizenship or Place of Organization

                U.S.A.
                                Sole Voting Power
        Number of         5
                                        2,003,964
         Shares
                          6     Shared Voting Power
      Beneficially
                                        -0-
       Owned By
                          7     Sole Dispositive Power
         Each
                                        2,003,964
      Reporting
                          8     Shared Dispositive Power
       Person
                                        -0-
        With

   9    Aggregate Amount Beneficially Owned by Each Reporting Person

                2,003,964

   10   Check Box If the Aggregate Amount in Row (9) Excludes Certain
        Shares*
                X
   11   Percent of Class Represented by Amount in Row 9

                43.26%
   12   Type of Reporting Person*

                IN

                                               *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                                13G

     CUSIP No.   026375-20-4                                            Page  3   of  5   Pages
               ------------------
   1    Name of Reporting Person
        S.S. or I.R.S. Identification No. of Above Person

                MORRY WEISS              SS#:  ###-##-####
   2    Check the Appropriate Box if a Member of a Group*     (a)  / /
                                                              (b)  / /
   3    SEC USE ONLY


   4    Citizenship or Place of Organization

                U.S.A.
                                Sole Voting Power
      Number of           5
                                        600,000
       Shares

     Beneficially         6     Shared Voting Power

      Owned By                          -0-

        Each              7     Sole Dispositive Power

      Reporting                         600,000

       Person             8     Shared Dispositive Power

        With                            -0-

   9    Aggregate Amount Beneficially Owned by Each Reporting Person

                600,000

   10   Check Box If the Aggregate Amount in Row (9) Excludes Certain
        Shares*
                X

   11   Percent of Class Represented by Amount in Row 9

                12.95%

   12   Type of Reporting Person*

                IN

                                               *SEE INSTRUCTIONS BEFORE FILLING OUT!

                                                               Page 4 of 5 Pages



                                 SCHEDULE 13G


Item 1(a)     Name of Issuer:
              ---------------

              American Greetings Corporation

Item 1(b)     Address of Issuer's Principal Executive Offices:
              ------------------------------------------------

              One American Road, Cleveland, Ohio   44144

Item 2(a)     Name of Person Filing:
              ----------------------

              Irving I. Stone
              Morry Weiss

Item 2(b)     Address or Principal Office:
              ----------------------------

              One American Road, Cleveland, Ohio   44144
              One American Road, Cleveland, Ohio   44144

Item 2(c)     Citizenship
              -----------

              U.S.A. with respect to each person named in 2(a) above

Item 2(d)     Title of Class of Securities:
              -----------------------------

              American Greetings Corporation Class B Common Shares

Item 2(e)     CUSIP Number:
              -------------

              026375-20-4

Item 3        Status of Person Filing:
              ------------------------

              Not Applicable

Item 4        Ownership:
              ----------

              (a)     Amount beneficially owned         (b)      Percent of
                      -------------------------                  ----------
                                                                 Class
                                                                 -----
                      Irving I. Stone - 2,003,964                     43.26%
                      Morry Weiss     -   600,000                     12.95%

                                                                                                               Page 5 of 5 Pages
                                                           SCHEDULE 13G


Item 4                    (c)     Number of shares as to which such person has:
(Continued)                       ---------------------------------------------
- -----------                                   (i)  Sole Power         (ii)  Shared Power
                                                    to Vote                   to Vote
                                                   ----------               -----------
                          Irving I. Stone          2,003,964                      -0-
                          Morry Weiss                600,000                      -0-


                                              (iii)  Sole Power       (iv)  Shared Power
                                                     to Dispose              to Dispose
                                                     ----------             ------------
                          Irving I. Stone          2,003,964                      -0-
                          Morry Weiss                600,000                      -0-

Item 5                    Ownership of Five Percent or Less of a Class:
                          ---------------------------------------------

                                  Not Applicable

Item 6                    Ownership of More than Five Percent on Behalf of Another
                          --------------------------------------------------------
                          Person:
                          -------

                                  Not Applicable

Item 7                    Identification and Classification of the Subsidiary
                          ---------------------------------------------------
                          Which Acquired the Security:
                          ----------------------------

                                  Not Applicable

Item 8                    Identification and Classification of Members of the
                          ---------------------------------------------------
                          Group:
                          ------

                                  Not Applicable

Item 9                    Notice of Dissolution of Group:
                          -------------------------------

                                  Not Applicable

Item 10                   Certification
                          -------------

                                  Not Applicable

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        February 7, 1995
                                        -------------------------------------


                                        Irving I. Stone
                                        -------------------------------------
                                                Signature


                                        Irving I. Stone
                                        Founder-Chairman
                                        -------------------------------------


Securities\13G-Stone.MW

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                        February 7, 1995
                                        ----------------------------------


                                        Morry Weiss
                                        ----------------------------------
                                                Signature


                                        Morry Weiss
                                        Chairman and
                                        Chief Executive Officer
                                        ----------------------------------




Securities\13G-Stone.MW